                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                            HOUSTON OPERATING COMPANY
--------------------------------------------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

       Delaware                        4789                   76-0307819
--------------------------------------------------------------------------------
   (State or other              (Primary Standard          (I.R.S. Employer
   jurisdiction of          Industrial Classification    Identification Number)
   incorporation or                Code Number)
    organization)

        49 Burlington Avenue, Round Lake, New York 12151, (518) 899-7393
--------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

        49 Burlington Avenue, Round Lake, New York 12151, (518) 899-7393
--------------------------------------------------------------------------------
                   (Address of Principal Place of Business or
                     Intended Principal Place of Business)

                              Richard W. Morrell,
        49 Burlington Avenue, Round Lake, New York 12151, (518) 899-7393
--------------------------------------------------------------------------------
           (Name, Address, and Telephone Number of Agent For Service)

       Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ] ____________

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

      If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===========================================================================================
                                              PROPOSED        PROPOSED
                                              MAXIMUM         MAXIMUM
                              AMOUNT          OFFERING        AGGREGATE       AMOUNT OF
TITLE OF SECURITIES           TO BE           PRICE PER       OFFERING        REGISTRATION
TO BE REGISTERED              REGISTERED      SHARE           PRICE           FEE
-------------------------------------------------------------------------------------------
Common Stock,                  250,000          $2.00           $500,000        $139.00(2)
par value $0.001
per share

Common Stock,                  250,000(1)       $2.00(1)        $500,000        $139.00(2)
par value $0.001 per
share, underlying the
convertible Preferred
Shares
===========================================================================================

(1) 250,000 shares of Common Stock are being registered hereby to be issued upon exercise of the right of conversion by the holders of Series A Preferred Stock of the Company.

(2)   Paid by electronic transfer.

      THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS,
                             SUBJECT TO COMPLETION,
                                Dated _____, 1999

                            HOUSTON OPERATING COMPANY
                         500,000 Shares of Common Stock

      This Registration Statement of which this prospectus is a part relates to the offer and sale of 250,000 shares (the "Shares") of Common Stock, par value $0.001 per share (the "Common Stock"), of Houston Operating Company, a Delaware corporation ("Houston"), which will be issued by Houston to finance the expansion of its primary business. Additionally, through this Registration Statement, the Company is registering 250,000 shares of Common Stock to be delivered to the holders of the Company's Series A Preferred Stock (the "Preferred Stock") upon conversion of the Preferred Stock should such conversion occur. There are no security holders who will be selling their shares of Common Stock in connection with this Registration Statement. No period of time has been fixed within which the Shares may be offered or sold. Unless the context otherwise requires, references herein to the "Company" include Houston Operating Company and its subsidiary, 35 Caroline Corporation, a New York corporation.

           SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                 ---------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                 ---------------

      Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                  The date of this Prospectus is _____, 1999.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                                     PART I.

Prospectus Summary ........................................................   5
Risk Factors ..............................................................   7
Use of Proceeds ...........................................................  11
Determination of Offering Price ...........................................  12
Dilution ..................................................................  12
Selling Security Holders ..................................................  13
Plan of Distribution ......................................................  13
Legal Proceedings .........................................................  13
Directors, Executives Officers, and Control Persons .......................  13
Security Ownership ........................................................  14
Description of Securities .................................................  15
Interest of Named Experts .................................................  16
Disclosure of Commission Position on Indemnification
      for Securities Act Liabilities ......................................  16
Description of Business ...................................................  16
Management's Discussion and Analysis of Financial Condition and
      Results of Operations ...............................................  20
Description of Property ...................................................  24
Certain Relationships and Related Transactions ............................  24
Market for Common Equity ..................................................  24
Executive Compensation ....................................................  25
Index to Financial Statements ............................................. F-1

                                     PART II

Indemnification of Directors and Officers .................................  53
Other Expenses of Issuance and Distribution ...............................  53
Recent Sale of Unregistered Securities ....................................  53
Index to Exhibits .........................................................  54
Undertakings ..............................................................  55

                              PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and historical and pro forma financial statements included elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety, including the financial data.

THE COMPANY

      Houston Operating Company ("Houston") was incorporated under the laws of the state of Delaware on August 31, 1989. Houston was formed to act as successor to a bankrupt debtor under a bankruptcy plan of reorganization dated April 21, 1990. Under the terms of the plan, Houston issued approximately 2.8 million shares of its common stock to shareholders and creditors of the bankrupt debtor. In October, 1994, Harvey V. Risien, Jr. ("Risien") acquired approximately 2.5 million shares of Houston's issued and outstanding stock, which constitutes approximately 89% of the issued and outstanding stock. However, since its formation and emergence from bankruptcy, including the last three fiscal years, Houston has not had any continuing operations nor generated any revenues.

      In December, 1998, Risien sold approximately 2,469,417 shares, or 88.4%, of Houston's issued and outstanding stock, to the shareholders of 35 Caroline Corporation ("35 Caroline"), a closely-held New York corporation, which is engaged in the business of recovering and transporting leased automobiles on behalf of automobile leasing companies. In exchange for the stock of Houston, the shareholders of 35 Caroline transferred all of the issued and outstanding stock of 35 Caroline to Houston. As a result of the transaction, 35 Caroline became a wholly-owned subsidiary of Houston, with 35 Caroline's former shareholders becoming the majority shareholders of Houston.

      Through this offering of the Shares of the Common Stock, the Company seeks to raise up to $500,000, a portion which will be used by the Company to finance the expansion of 35 Caroline's business by the acquisition of digital equipment for its automobile inspection services and the purchase of other businesses performing services related to the business of the Company. Concurrently with this offering of the Shares, the Company seeks to raise up to an additional $500,000 by way of a private offering of the Company's Preferred Stock, which would be convertible into 250,000 shares of the Company's Common Stock, which shares are also being registered through this Registration Statement.

BUSINESS OPERATIONS

      35 Caroline Corporation was formed in 1989 under the laws of the state of New York. 35 Caroline is one of the largest "first-leg" automobile recovery and transportation companies in the United States, operating three locations in New York and one location in New Jersey, and serving the northeast states of Connecticut, Delaware, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, and Vermont. Specifically, upon request by one of its leasing-company customers, 35 Caroline arranges for the recovery and transportation of leased automobiles, and then stores and marshals the vehicles until such time as the leasing company arranges with the Company for the transportation, usually by another transporter, of the vehicles to a final destination. Also, in connection with its recovery services, and for an additional fee, 35 Caroline performs physical inspections of returned vehicles for wear and tear, and prepares inspection reports to be used by the leasing-company customers in evaluating the condition of a returned vehicle at the expiration of the lease. The purchase of additional digital cameras, computers, and related equipment, using a portion of the proceeds of this offering, will improve performance and the time required of the inspection services provided by the Company at reduced costs to the Company.

SELECTED FINANCIAL INFORMATION

      The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Houston Operating Company Financial Statements and the Notes thereto included elsewhere in this Prospectus. The Consolidated Statements of Operations Data for the years ended December 31, 1998, 1997 and 1996 and the Consolidated Balance Sheet Data as of December 31, 1998 and 1997 are derived from the Houston Operating Company Financial Statements, which have been audited by Oppenheim & Ostrick, CPA's, independent auditors.

                                                              Years Ended December 31,
                                                 -----------------------------------------------
                                                    1998             1997               1996
                                                 ----------      ------------       ------------
Consolidated Statements of Operations Data:

  Sales                                          $3,409,171      $  2,736,067       $  1,094,234

  Cost of sales                                   2,837,625         2,080,256            807,718
                                                 ----------      ------------       ------------

  Gross profit                                      571,546           655,811            286,516

  Operating expenses                                282,459           199,098            119,422
                                                 ----------      ------------       ------------

  Operating income                                  289,087           456,713            167,094

  Other income (expense)                                678            (1,615)              (783)
                                                 ----------      ------------       ------------
  Income before taxes                               289,765           455,098            166,311

  Income taxes                                       30,000            45,000             16,600
                                                 ----------      ------------       ------------

  Net income                                     $  259,765      $    410,098       $    149,711
                                                 ==========      ============       ============

  Pro Forma:
    Historical Income before income taxes        $  289,765      $    455,098       $    163,310
                                                 ==========      ============       ============

    Less pro forma income taxes                     120,000           189,000             64,711
                                                 ----------      ------------       ------------

    Pro forma net income                         $  169,765      $    266,098       $    101,599
                                                 ==========      ============       ============

    Basic earnings per share                     $      .06      $        .10       $        .04
                                                 ==========      ============       ============

    Weighted number of shares outstanding         2,795,171         2,795,171          2,795,171
                                                 ==========      ============       ============

                                                     Years Ended December 31,
                                                   ----------------------------
                                                     1998                1997
                                                   --------            --------
Consolidated Balance Sheet Data:
  Cash                                             $  5,241            $  5,694

  Working capital                                     8,198             171,346

  Total assets                                      865,203             457,623

  Short-term debt(1)                                403,766             214,337

  Long-term debt, net current portion                25,658              20,544

  Total stockholders' equity                         85,779             222,742

(1) Includes a $125,000 distribution payable to shareholders of wholly-owned subsidiary to pay income taxes before the acquisition when the subsidiary Company was an S corporation.

      Total assets increased primarily by the purchase of property in 1998 totaling approximately $339,000 that in prior years was a leased property used in the Company's operations.

                                 RISK FACTORS

      THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO PURCHASE, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS AND THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS, INCLUDING ALL NOTES THERETO.

FORWARD-LOOKING STATEMENTS

      This Prospectus contains forward-looking statements that can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other variations thereon or comparable terminology. The matters set forth under "RISK FACTORS" constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

LIMITED OPERATING HISTORY

      Houston Operating Company ("Houston") was incorporated under the laws of the state of Delaware on August 31, 1989. Houston was formed to act as successor to a bankrupt debtor under a bankruptcy plan of reorganization dated April 21, 1990. However, since emerging from bankruptcy, Houston has had no continuing operations.

      35 Caroline Corporation ("35 Caroline") was formed in 1989 under the laws of the state of New York. It has been engaged in the business of providing recovery and transportation services its inception.

RISKS OF RELATIONSHIPS WITH PRIMARY CUSTOMERS

      The Company provides automobile recovery and transportation services to automobile financing companies. The Company's revenues are primarily derived from three customers, of which one customer generates approximately eighty percent (80%) of the Company's business and another customer generates approximately ten percent (10%) of the Company's business. The relationships with its customers are not based on any written agreements, and therefore, the Company's reliance on these relationships involve risks, including, among other things, the risk that a customer could terminate its relationship with the Company at any time or substantially reduce its business with the Company.

DEPENDENCE ON AND THE CYCLICAL NATURE OF THE AUTOMOBILE INDUSTRY

      The Company's business is dependent on the success of the leasing of motor vehicles, particularly new vehicles, which historically have been cyclical, fluctuating with general economic cycles. During economic downturns, the automotive retailing industry tends to experience similar periods of decline and recession as the general economy. The Company believes that the industry is influenced by general economic conditions and particularly by consumer confidence, the level of personal discretionary spending, interest rates and credit availability.

SEASONALITY

      The Company's business is modestly seasonal overall. The greatest seasonalities exist with the dealerships in the Northeast States, for which the second and third quarters are the strongest with respect to vehicle-related leases.

RISKS ASSOCIATED WITH ACQUISITIONS

      The Company's growth depends in large part on its ability to manage expansion, control costs in its operations and consolidate acquisitions into existing operations. This strategy will entail reviewing and potentially reorganizing acquired operations, corporate infrastructure and systems and financial controls. Unforeseen expenses, difficulties, complications and delays frequently encountered in connection with the rapid expansion of operations could inhibit the

Company's growth.

      There can be no assurance that the Company will identify acquisition candidates that would result in the most successful combinations or that acquisitions will be able to be consummated on acceptable terms. The magnitude, timing and nature of future acquisitions will depend upon various factors, including the availability of suitable acquisition candidates, the negotiation of acceptable terms, the Company's financial capabilities, the availability of skilled employees to manage the acquired companies and general economic and business conditions.

DEPENDENCE ON KEY PERSONNEL

      The Company believes that its success will depend to a significant extent upon the efforts and abilities of the executive management of the Company, namely, Richard W. Morrell, the President of the Company, and Simeon Morrell, the Company's Vice-President of Operations. The loss of the services of one or more of these key employees could have a material adverse effect on the Company. The Company's business will also be dependent upon its ability to continue to attract and retain qualified personnel, including key management in connection with future acquisitions.

CONTROL BY PRINCIPAL STOCKHOLDERS

      As of December 31, 1998, the Chairman and President of the Company, Richard W. Morrell, together with his two sons, owned approximately 88% of the issued and outstanding stock of the Company. As a result, such persons have the ability to control the Company and direct its affairs and business. Circumstances may occur in which the interests of such persons could be in conflict with the interests of the Common Stock generally. In addition, such persons may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in the Company at a greater percentage than those holding minority shares.

LACK OF PUBLIC MARKET FOR COMMON STOCK

      There is no assurance as to (i) the liquidity of the Common Stock or that a market for the Common Stock will exist in the future, (ii) the ability of holders of the Common Stock to sell their Common Stock or (iii) the price at which the holders of the Common Stock would be able to sell their stock. If such a market were to exist, the Common Stock could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including the market for similar stock and the financial performance of the Company. In addition, any market for the Common Stock will be subject to the limits imposed by the Securities Act and the Securities Exchange Act.

ENVIRONMENTAL MATTERS

      The Company is subject to federal, state and local laws, ordinances and regulations which establish various health and environmental quality standards, and liability related thereto, and provide penalties for violations of those standards. Under certain laws and regulations, a current or previous owner or operator of real property may be liable for the costs of removal and remediation of hazardous or toxic substances or wastes on, under, in or emanating from such property. Such laws typically impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances or wastes. Certain laws, ordinances and regulations may impose liability on an owner or operator of real property where on-site contamination discharges into waters of the state, including groundwater. Under certain other laws, generators of hazardous or toxic substances or wastes that send such substances or wastes to disposal, recycling or treatment facilities may be liable for remediation of contamination at such facilities. Other laws, ordinances and regulations govern the generation, handling, storage, transportation and disposal of hazardous and toxic substances or wastes, the operation and removal of underground storage tanks, the discharge of pollutants into surface waters and sewers, emissions of certain potentially harmful substances into the air and employee health and safety.

      Houston is the successor to Cambridge Oil Company, which was engaged in the business of distributing petroleum products. Accordingly, the Company was, and may presently be, subject to regulation by federal, state and local authorities establishing health and environmental quality standards, and liability related thereto, and providing penalties for violations of those standards.

      The Company believes that it does not have any material environmental liabilities and that compliance with environmental laws, ordinances and regulations will not, individually or in the aggregate, have a material adverse effect on the Company's results of operations or financial condition. However, environmental laws and regulations are complex and subject to frequent change. There can be no assurance that compliance with amended, new or more stringent laws or regulations, stricter interpretations of existing laws or the future discovery of environmental conditions will not require additional expenditures by the Company, or that such expenditures would not be material.

LABOR AVAILABILITY

      The Company's services require an adequate supply of part-time or hourly labor. Presently, the Company employs 17 clerical hourly employees, and 65 full-time drivers and 15 part-time drivers who are paid based on miles driven. None of the Company's employees are represented by a labor union, and by employing entry level drivers, management believes it is unlikely that employees will vote in a union. However, the operating costs of the Company can be adversely affected by high turnover. Accordingly, the Company's ability to increase sales, productivity and net earnings will be limited to a degree by its ability to employ the laborers necessary to meet the Company's requirements. There can be no assurance that the Company will be able to maintain an adequate labor force necessary to efficiently operate its facilities.

REGULATION

      35 Caroline is subject to regulation under federal, state and local laws with regard to the transportation of automobiles. In particular, 35 Caroline is required to maintain transport licenses which permits it to transport recovered vehicles from lessees' locations to 35 Caroline's storage lots. Without the licenses, 35 Caroline would be unable to transport the automobiles. 35 Caroline currently maintains 150 transport licenses which allows it to transport up to 150 automobiles at any one time. The Company believes that it has been issued more licenses than any other recovery and transport company in the Northeast region of the country. However, an adverse change in the laws or regulations to which the Company is subject could have material adverse effect on the Company's revenues, by among other things, limiting the number of automobiles the Company could transport.

INSURANCE

      The Company maintains vehicle and general liability and property insurance in amounts it considers adequate and customary for businesses of its kind. However, there is no assurance that future claims will not exceed insurance coverage.

                                 USE OF PROCEEDS

      Through this offering, the Company seeks to raise up to $500,000. Also, as partial funding against this offering, the Company plans to receive additional equity financing of $500,000, through the private placement of the Company's Preferred Stock. Such private placement financing is expected to be consummated in April 1999. The terms of the offering of the Preferred Stock, which will be convertible to common stock of the Company upon the consummation of the Company's sale of an additional $500,000 pursuant to this registration of Common Stock, have yet to be finalized.

      The Company intends to use the proceeds of this offering, in part, to acquire digital inspection equipment. Currently, in addition to recovery and transportation services, the Company provides inspection services of recovered automobiles. The results of the inspection are set forth on a written report, which is then sent to the leasing company so that it can evaluate the condition of the vehicle at the expiration of the lease. The use of digital equipment, including digital cameras and computers, to perform inspection services will allow the Company to prepare and transmit its inspection reports on a much more expedient and cost-efficient basis. The Company anticipates it will require approximately $25,000 of capital expenditure to purchase the necessary equipment to perform the digital inspections. The Company anticipates the purchase of the equipment will enable the Company to increase its revenues generated by such inspections by $300,000 to $500,000 and to provide additional services to potential customers.

      Additionally, the Company intends to use a portion of the proceeds of this offering to acquire an automobile repossession business located in the area in which the Company currently does business. An acquisition of a repossession firm will enable the Company to expand its transport services to current customers and market such service to new customers. The Company estimates that it will require under $250,000 of capital to acquire a repossession business.

                         DETERMINATION OF OFFERING PRICE

      There is no established public market for the common stock being registered under this offering. The offering price has been determined arbitrarily.

                                    DILUTION

      The pro forma net tangible book value of the Common Stock as of December 31, 1998 was approximately $2.2 million or $0.43 per share. Pro forma net tangible book value per share represents the Company's total tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding assuming the conversion of the outstanding shares of Preferred Stock into shares of Common Stock.

      After giving effect to the sale of the 500,000 shares of Common Stock by the Company offered hereby and the receipt of the net proceeds therefrom, the pro forma net tangible book value of the Company as of December 31, 1998 would have been approximately $2.2 million or $.67 per share. This represents an immediate increase in pro forma net tangible book value of $.24 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $1.33 per share to purchasers of Common Stock in this offering. The following table illustrates the per share dilution as of December 31, 1998:

    Initial public offering price per share                           $2.00

       Pro forma net tangible book value per
       share as of December 31, 1998                  $0.43

       Increase per share attributable to new
       shareholders                                     .24
                                                      -----

    Pro forma net tangible book value per share
    as of December 31, 1998 after the offering                         0.67
                                                                      -----

    Dilution per share to new shareholders                            $1.33
                                                                      =====

      The following table sets forth on a pro forma basis the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing shareholders and by new shareholders:

                                                        (Omit $000)
                                Shares Purchased     Total Consideration      Average
                               ------------------    -------------------     Price Paid
                                Number    Percent    Amount      Percent     Per Share
                               ---------  -------    ------      -------     ----------
Existing shareholders(1)       2,795,171    84.8%    $1,203        77.3%       $0.43
New shareholders                 500,000    15.2      1,000        22.7         2.00
                               ---------   -----     ------       -----
    Total                      3,295,171   100.0%    $2,203       100.0%
                               =========   =====     ======       =====

(1) Excludes $500,000 preferred stock convertible into common shares, contingent upon the proceeds of this offering.

                            SELLING SECURITY HOLDERS

      There are no security holders of the Common Stock who are offering securities for sale in connection with this Registration Statement.

                              PLAN OF DISTRIBUTION

      The Company is selling the Shares through its directors and officers and without the use of any underwriters, broker-dealers or agents. Therefore, no underwriting discounts, concessions, commissions, or any other form of compensation will be paid by the Company in connection with the sale of the Shares, except the Company will pay all of the expenses incident to the registration of the Shares.

                                LEGAL PROCEEDINGS

      The Company nor its subsidiaries are a party to any legal actions which could have a material adverse effect on its business, financial condition or results of operations.

               DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS

MANAGEMENT -- DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

      The following sets forth the names of the Company's directors, executive officers, and key employees as of December 31, 1998. The directors of the Company are elected annually by the shareholders and the officers are appointed annually by the Board of Directors. The following individuals also serve as officers of the Company's subsidiary.

NAME                     AGE                           POSITION
Richard W. Morrell        58          Chairman of the Board of Directors, President,
                                      Chief Financial Officer

Marjorie Morrell          56          Director, Secretary

Simeon Morrell            28          Director, Vice-President

Damon J. Morrell          26          Director, Vice-President

Allen D. Greenstein       58          Director, Vice-President

      All directors hold office until the next annual meeting of shareholders of the Company (currently expected to be held during the month of April) and until their successors are elected and qualified, subject to earlier removal and replacement by the shareholders. Officers hold office until the first meeting of directors following the annual meeting of shareholders and until their successors are elected and qualified, subject to earlier removal and replacement by the Board of Directors.

Biographies of the Company's Directors, Executive Officers and Key Employees

      Richard W. Morrell is Chairman, President, and Chief Financial Officer of Houston Operating Company and its subsidiary, 35 Caroline Corporation.
Mr. Morrell has been in the automobile rental and transport business since 1976, and in 1989, Mr. Morrell formed 35 Caroline Corporation. Mr. Morrell has experience as a bond trader on Wall Street, and he received a Bachelor of Arts degree from Montclair State University in Montclair, New Jersey. Additionally, Mr. Morrell serves as a Director of Surf & Stream Campground.

      Allen D. Greenstein is Vice-President of the Company. He has been Chief Executive Officer of Surf & Stream Campground for twenty-five years. Mr. Greenstein worked for six years on Wall Street as a stock trader. Mr. Greenstein has a Bachelor of Arts degree from the University of Michigan.

      Simeon Morrell, son of Richard W. Morrell, is Vice-President of Houston Operating Company and its subsidiary, 35 Caroline Corporation. Mr. Morrell has been with 35 Caroline Corporation for approximately six years, during which time he has been instrumental in establishing three offices of 35 Caroline. Mr. Morrell has a Bachelor of Arts degree from Syracuse University.

      Damon J. Morrell, son of Richard W. Morrell, is Vice-President of Houston Operating Company and its subsidiary, 35 Caroline Corporation. Mr. Morrell has been with 35 Caroline Corporation for approximately seven years, during which time he has been involved in all aspects of the operations of 35 Caroline. Mr. Morrell received a Bachelor of Science degree in Marketing and Financial Management from the State University of New York at Albany, New York.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

      The following table sets forth, as of December 31, 1998, the number and percentage of shares of Common Stock owned of record and beneficially by each officer and/or director of the Company, and by any other person or firm that owns more than five percent (5%) of the

Company's outstanding Common Stock and by all officers and directors as a group.

                     NAME AND ADDRESS OF          AMOUNT AND            PERCENTAGE OF
TITLE OF CLASS       BENEFICIAL OWNER           NATURE OF OWNER            CLASS
--------------       --------------------       ---------------         -------------
Common               Richard W. Morrell           1,284,097                 46%
                     49 Burlington Avenue
                     Round Lake, NY 12151

Common               Damon Morrell                  592,660               21.2%
                     49 Burlington Avenue
                     Round Lake, NY 12151

Common               Simeon Morrell                 592,660               21.2%
                     49 Burlington Avenue
                     Round Lake, NY 12151

Common               All officers and             2,469,417               88.4%
                     directors as a group

                            DESCRIPTION OF SECURITIES

      The Company is authorized to issue 50,000,000 shares of common stock, at $0.001 par value, 5,000,000 of preference stock, at $0.001 par value, and 5,000,000 shares of preferred stock, at $0.001 par value. As of December 31, 1998, 2,795,171 shares of common stock are issued and outstanding. No preference or preferred stock has been issued. The holders of Common Stock have one vote per share on all matters (including election of directors) without provision for cumulative voting. Thus, holders of more than 50% of the shares voting for the election of directors can elect all of the directors, if they choose to do so. The Common Stock is not redeemable and has no conversion or pre-emptive rights. There are no sinking fund provisions. In the event of liquidation of the Company, the holders of Common Stock will share equally in any balance of the Company's assets available for distribution to them after satisfaction of creditors and preferred shareholders, if any. The Company may pay dividends, in cash or in securities or other property when and as declared by the Board of Directors from funds legally available therefore, but had paid no cash dividends on its Common Stock to date. The former principal shareholder of Houston has a put option to sell his remaining 41,928 shares of common stock to the Company in exchange for $75,000. The put option, which expires on April 15, 1999, and which is secured by a certificates of deposit in the amount of $75,000, is exercisable at the shareholder's discretion. Additionally, in the event the option is exercised, Houston shall pay $9,530 to the selling shareholder over a five-year period, in monthly installments together with interest thereon at the rate of 6%.

DIVIDENDS

      The payment by the Company of dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other relevant factors. The Company has not paid any dividends since its inception, however, intends to pay dividends as soon as business operations permit.

ADDITIONAL INFORMATION

      The foregoing statements are a summary of the rights and privileges of the holders of the Company's Common Stock. It does not purport to be complete and its subject to the provisions of the corporate law of the State of Delaware, the Securities Act of 1993, the Securities Exchange Act of 1934, as amended, and to the terms of the Company's Articles of Incorporation, as amended, and Bylaws. The foregoing statements are qualified in their entirety by such references.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

      The financial statements in this Prospectus have been included in reliance upon the report of Oppenheim & Ostrick, Certified Public Accountants, and upon the authority of such firm as expert in accounting.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             DESCRIPTION OF BUSINESS

      As discussed below in the "SERVICES" section of this Prospectus, the Company provides automobile recovery and transportation services to automobile financing companies. In general, at the expiration of an automobile lease, an automobile financing company will contact the Company, requesting that the Company arrange for the recovery of the leased vehicle. The

Company will then recover the leased vehicle, transport the vehicle to one of its facilities, and then store the vehicle until the leasing company instructs the Company as to the disposition of the leased vehicle.

SERVICES

      The Company, through its subsidiary, 35 Caroline, is one of the largest "first-leg" automobile recovery and transportation companies in the United States. The Company provides its services primarily to automobile leasing companies and operates in the northeast states of Connecticut, Delaware, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, and Vermont. In general, at the expiration of an automobile lease, the lessee of the leased vehicle has two options with regard to the leased vehicle. The lessee can either purchase the vehicle, in which case the lessee retains possession of the vehicle, or the lessee can decide to return the vehicle to the leasing company. In the event the lessee chooses to return the vehicle, the lessee may request that the leasing company pick up the vehicle directly from the lessee's location, such as his or her residence or place of business. The leasing company will then contact 35 Caroline, requesting that 35 Caroline contact the lessee in order to arrange for the pick up of the leased vehicle. Accordingly, 35 Caroline will contact the lessee and arrange a time that 35 Caroline can pick up the vehicle. 35 Caroline will dispatch a driver to the predetermined location for pick up, the driver will pick up the leased vehicle, and, if requested, will inspect the condition of the vehicle for wear and tear. The driver will then transport the vehicle to the nearest of the Company's facilities, where the vehicle will be stored until the leasing company instructs 35 Caroline as to the disposition of the recovered vehicle. It is this service, the recovery of the automobile from the lessee and then the transportation of the automobile to a marshaling facility, which is considered to be "first-leg" transportation.

      Central to the Company's philosophy is customer-oriented services designed to meet the needs of its leasing-company customers on an economical and expedient basis. The Company prides itself on being able to arrange for the recovery and transportation of a leased vehicle in a period much shorter than its competitors. From its four locations, the Company believes that it can provide its services in a much more responsive manner than its competitors.

      The Company charges its customers fees based on the distance which it must travel to recover the leased vehicle. Depending on the distance, fees for recovery and transportation of vehicles generally range from a minimum fee of $75 to a maximum of $395. Additional fees are charged if 35 Caroline inspects a recovered vehicle for wear and tear. The Company's revenues are primarily derived from three customers, of which one customer generates approximately eighty percent (80%) of the Company's business.

THE MARKET

      The Company has identified an opportunity in the fragmented off lease transportation services industry. Consolidations continue to generate excitement and financial success to investors throughout various segments of the industry. According to Venture Economics

Information Services, the "roll up" category posted an exceptional 63.5% return to its investors for the twelve month period ending September 30, 1997. By introducing marketing and consistently reliable service on a nationwide basis through automation, standardization and training, and by acquiring operations with unrealized profit potential, the Company intends to capitalize on a single identity. In addition, the Company's integration-focused approach has been to create the infrastructure to properly position it for a build-up strategy rather than a simple roll up strategy.

      Off lease transport is viewed as an immature, financially unstable and very fragmented industry. In recent years, the $12 plus billion a year market has been growing due to the following factors: (i) an increase in leased vehicles and an aging vehicle base whereby the average vehicle is over three years old; (ii) Federally mandated deregulation of intra-state transportation; and (iii) more selective marketing by the principals. The United States market consists of over 36,000 companies, many of which are family-owned businesses and operated from a single location, are undercapitalized, are not automated, and perform little or no marketing.

TARGETED SEGMENTS

      The Company plans to generate a significant portion of its revenues from higher-margin commercial accounts such as companies that operate fleets, repair and body shops, car dealerships, auto auctions and more. The companies targeted by the Company as potential acquisitions service such commercial accounts, which include leasing companies as well as governmental entities operating large fleets that the Company can serve on a regional and national basis.

STRATEGY

      The Company seeks to be a leader in the recovery and transportation of automobiles and to increase shareholder value through a strategy that includes the principal elements discussed below.

      The Company intends to create a national alliance of lease services through acquisitions and, more importantly, successfully integrating and marketing these companies using a systematic approach to automate, standardize, and organize the services under a single, nationwide entity. The Company's strategy is to reach a critical mass in each market in order to fully realize numerous economic and operation benefits. The Company's initial acquisitions are acting as a "prototype" for which systems, standards, policies and procedures will be documented and firmly put into place. The transition will include implementation of centralized dispatching, fleet standardization, professional driver training, local marketing, and the introduction of a dedicated sales force. Some of these actions are already in place.

      The Company presently generates annual revenues in excess of $3 million and anticipates generating $5 million in annual revenues within three years. Within five years, the Company projects having some national presence in all major markets and expects to generate nearly $10 million in annual revenues, which represents just a small portion of industry market share.

      Through its size, the Company believes it can leverage its name recognition to attract retail customers, gain market share, and obtain contracts with regional and national companies and fleet operated businesses looking to increase efficiency through vendor consolidation for local and national transportation and recovery services. In addition, the Company believes it will realize additional economic efficiencies through its purchasing power in the areas of equipment, financing, fuel, insurance, and parts. Moreover, the Company believes it can increase its business by continuing to find innovative ways to provide effective and efficient means to service customer problems without hurting its margins.

      In addition to its marketing efforts, the Company's key differentiators include a day-one centralization and hub and spoke unification strategy, heavy focus on integration and operations, fast and reliable service through automated dispatching, courteous and professional service through rigorous driver and employee training and diverse management. Because of low capital intensity, the Company will also be able to expand into ancillary, but not directly related areas, among them financing, insurance and support businesses.

      Concurrently, in addition to recovery and transportation services, the Company provides inspection services for its customers. The Company believes it can increase revenues by implementing a digital inspection service, which measures and records the condition of a leased vehicle at the time the vehicle is returned by the lessee to the leasing company. The Company anticipates it will require approximately $25,000 of capital expenditure to purchase the necessary equipment to perform the digital inspections. The Company anticipates the purchase of the equipment will enable the Company to increase its annual revenues generated by such inspections by $300,000 to $500,000 and to provide additional services to potential customers.

      Additionally, the Company is actively seeking to purchase an automobile repossession business located in the areas in which the Company currently does business. An acquisition of a repossession firm will enable the Company to expand its transport services to current customers and market such service to new customers. The Company estimates that it will require under $250,000 of capital to acquire a repossession business.

      Also, the Company anticipates that the majority shareholder of the Company, Richard W.`Morrell, will transfer a portion of his Common Stock in order for the Company to acquire Morrell and Greenstein Partnership (the "Partnership"), of which Mr. Morrell owns fifty percent (50%). The Partnership owns a campground located in New Jersey. The Company projects that the purchase of the Partnership will increase the Company's profits by approximately $130,000 per year. The transaction is contingent upon receiving equity financing of $500,000, in the form of preferred stock, as partial funding against this offering. Such transaction is expected to be consummated in April 1999. The terms of the offering of the preferred stock, which will be convertible to common stock of the Company upon the consummation of receiving an additional $500,000 pursuant to this registration of common stock, have yet to be finalized.

COMPETITION

      Consolidation is in its infancy stage in the transport industry. In addition to 35 Caroline Corporation, this opportunity is being pursued by just three other consolidators with one more pending. In early 1997, Miller Industries, a tow truck manufacturer, was the first company to begin consolidating the towing services industry through its subsidiary, RoadOne TM, which resulted in Miller competing with its customers. RoadOne TM has since acquired approximately 87 companies with over $155 million in aggregate revenues but is not significantly unifying them. Miller has also entered the truck distribution and finance businesses. On April 30, 1998, United Road Services, Inc. became a publicly traded company through its simultaneous merger of seven towing companies contingent upon its initial public offering which raised approximately $80 million.

PATENTS

      The Company has no patents.

EMPLOYEES

      As of December 31, 1998, the Company, through its subsidiary, employed 17 clerical hourly employees, and 65 full-time drivers and 15 part-time drivers who are paid based on miles driven. None of the Company's employees are represented by a labor union.

AVAILABLE INFORMATION

      Reports, proxy and information statements and other information filed by the Company with the Securities and Exchange Commission (the "Commission") may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10007; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of that Web site is http://www.sec.gov.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

BACKGROUND

      The Company's strategic planning approach to its customers is as follows:

Customer Service

      The Company's mission statement is to say yes in helping resolve its customers' pick up and delivery needs.

Delivery Scheduling

      The Company finds innovative ways to provide effective and efficient means to service customer problems without decreasing its margins. The Company plans its pricing so it knows whether to accept a customer order. The Company operates in ten states covering the Northeast region of the United States.

   Location

      The selection of strategic locations resulted in improved sales because of the concentration of leased vehicles in that region.

      The operating subsidiary, 35 Caroline Corporation, started operations in 1990 after incorporating as an S corporation for federal income tax reporting in 1989. For state income tax reporting purposes, the Company chose to be a C corporation. The Company picks up end of lease automobiles, inspects them for excess wear and tear, and then transports the vehicles to a pre- determined destination for redistribution pending the vehicle owners' requests. The Company's revenue generally doubled from 1990 through 1997. The Company has two concentration risks, one is that the Company has a customer that is a major national leasing company from whom the Company derives approximately 80% of its revenues and the other is that the Company only operates within the ten aforementioned states. The Company is planning to improve its customer base by more aggressive marketing tactics.

New Business Developments

      The Company plans to implement a digital inspection system requiring $25,000 of capital expenditure for digital equipment to measure excess wear and tear of an automobile. Such digital system will double inspection fee revenue to the Company as well as establish fair wholesale market value to the lessor. This improvement will potentially increase revenues $300,000 to $500,000, and enable the Company to increase their transport services to new potential customers.

      The Company is actively seeking to purchase an automobile repossession firm in its present locations of transport services which will permit the Company to expand its transport services to current customers and market this new service to new customers. Management estimates the capital expenditure to consummate such a transaction is under $250,000. If the model works, Management may consider expanding on a larger scale to all geographical areas the Company services.

      If the Company obtains equity financing of $500,000, it will absorb Morrell & Greenstein Partners with campground assets to Houston that could generate revenues approximately $400,000 to $450,000 per year.

      If the financing is successful, it is the Company's plan to register its stock with the anticipation of increasing its revenues from present customers as well as new customers. The Company will use common stock as a vehicle to avoid cash restraints while seeking further acquisitions.

Results of Operations

      The following table summarizes the Company's operating results as a percentage of revenues for each of the periods indicated:

                                                      Years ended December 31,
                                                     --------------------------
                                                      1998                1997
                                                     ------              ------
Sales                                                 100.0%              100.0%

Cost of sales                                          83.2                76.0
                                                     ------              ------

Gross profit                                           16.8                24.0

Operating expenses                                      8.3                 7.3
                                                     ------              ------
Operating income                                        8.5                16.7

Other income                                            0.0                (0.1)
                                                     ------              ------

Income before taxes                                     8.5                16.6

Income taxes                                            0.9                 1.6
                                                     ------              ------

Net income                                              7.6%               15.0%
                                                     ======              ======

Comparing Year Ended December 31, 1998 to Year Ended December 31, 1997

      Sales increased 24%, or $673,000, over the prior year as a result of an increase in the unit column of sales as demand for the Company's services was created by improved customer services and marketing efforts.

      Gross profit on sales decreased by $85,000, or 13%, over the prior year because cost of outside contractors as well as inside salaries and related payroll taxes increased by 30%, or $458,000, and 32%, or $235,000, respectively, over the prior years cost of sales for the same categories.

      Operating expenses increased by $83,000, or 42%, over the prior year's expenses. Administrative salaries and accounting fees were responsible for almost the entire increase as the Company was building its infrastructure to manage the increase in sales.

      The provision for income taxes decreased in 1998 compared to 1997 in relationship to the decrease in taxable book income reported those periods. The tax rates were 41.5% for both periods which is in line with statutory rates for federal and state income taxes.

Liquidity and Capital Resources

      The Company has three operating sources of cash: (i) fees for transportation of vehicles; (ii) storage fees to temporarily store the recovered vehicles; and (iii) inspection fees for evaluating the excess wear and tear of the vehicles. The Company's cash flow is highly dependent upon the fees for the above services quoted to all customers. Cash from operations for year ended 1998 was $523,000 compared to $341,000 in 1997, an increase of $182,000, or 53%, over the year ended 1997.

      The Company's working capital was approximately $8,000 in 1998 compared to $171,000 in 1997, a decrease of $163,000 over the prior year.

      The current ratio in year ended 1998 was 1.0 to 1 compared to 1.8 to 1 for year 1997. The lack of liquidity and working capital is due to an estimate of distribution payable to shareholders in anticipation of going public to cover income tax payments.

      The debt to equity ratio in year ended 1998 was 9.2 to 1 compared to .94 to 1 in 1997 as a result of shareholder distributions and financing a property for use in its transport business for $350,000.

      Cash out flows for investing activities was $465,000 comprised of $390,000 in property and equipment and $75,000 in certificates of deposit for the purchase option of additional common stock from a shareholder of the Company. The option expires April 15, 1999.

      In 1998, the Company had an outflow for financing of $60,000 made up primarily of distribution to stockholders of $397,000 to cover income taxes of the three officers since the Company files its federal tax returns as an S corporation. In 1998, the Company had an inflow of funds primarily from a related party of $316,000 and capital leases of $21,000.

Capital Requirements

      As of December 31, 1998, the Company plans capital expenditures for approximately $25,000 for the purchase of a digital equipment, such as digital cameras and computers, to up grade its inspection process of examining automobiles for excess wear and tear for the benefit of the lessor at the end of the lease. The Company also plans to spend up to $250,000 on acquiring a company that provides automobile transport services or repossess automobiles for major financial institutions who finance vehicles to high risk individuals. This may serve as a model to make acquisitions in this niche market.

      The Company believes that it has adequate equipment at this time to continue its operations successfully even at an increased level of sales for the next ongoing year if no major repairs are required. Currently all equipment is in good working order. The Company also has adequate resources for its daily working capital. The Company may develop an acquisition strategy and if that happens, it will need outside financing.

                             DESCRIPTION OF PROPERTY

      The Company maintains its headquarters in Round Lake, New York, and maintains satellite offices in Hicksville, New York, Newburgh, New York, and Perth Amboi, New Jersey. These facilities are utilized as offices for administrative and dispatch operations and as lots for storage of vehicles waiting to be transported to other locations. Except for its location in Hicksville, which the Company recently purchased, the Company leases its other locations. The Company leases its headquarters under a five year lease, and leases its locations in Newburgh and Perth Amboi under a month-to-month lease.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In 1996 and 1997, the Company had related party receivables, which were transferred to stockholders' equity. Additionally, the Company has a non-interest bearing loan from a company in which the President of the Company has a one percent (1%) ownership interest. Moreover, in 1996 and 1997, the Company paid $8,665 and $1,476, respectively, for the rental of equipment from a related party. In December 1998, a related party entity obtained a loan, secured by a mortgage on its real property, and then lent such funds to the Company. The Company used such funds to purchase the land and building utilized by its office in Hicksville, New York. The Company will repay the loan over the next fifteen years, commencing February 1999; however, the Company expects that a portion of the proceeds of this offering will be used to repay the loan.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      Although the Company is a public company, due to the inactivity of Houston since its inception, there is no public trading market in which the Company's stock is traded. The Company's Common Stock is not subject to outstanding options or warrants to purchase Common Stock. However, concurrently with this offering, the Company seeks to raise an additional $500,000 by way of a private offering of the Company's preferred stock, which would be convertible into 250,000 shares of the Company's Common Stock upon the consummation of receiving an additional $500,000 pursuant to this registration. The terms of the offering of preferred stock have yet to be finalized.

      There are currently approximately 430 holders of record of the Common Stock. The Company has not paid any dividends since its inception, however, it intends to pay dividends as soon as business operations permit.

                             EXECUTIVE COMPENSATION

Director Compensation

      The Company does not pay compensation to its directors. However, all officers and directors are reimbursed for any expenses incurred on behalf of the Company. Directors are reimbursed for expenses pertaining to attendance at meetings, including travel, lodging and meals.

Executive Compensation

      The Company did not pay any of its Executive Officers compensation in excess of $60,000 for the Company's last fiscal year. Compensation paid to Richard W. Morrell, President of the Company, for the last fiscal year amounted to approximately $46,000.

                              FINANCIAL STATEMENTS

      The following selected financial data should be read in conjunction with the financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein. The Company's statement of operations for the periods ended December 31, 1998 and 1997, and the Company's balance sheet as of December 31, 1998 and 1997 are derived from, and are qualified by reference to, the audited financial statements, which have been audited by Oppenheim & Ostrick and should be read in conjunction with those financial statements and notes thereto.

                        INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS - HOUSTON OPERATING COMPANY


                                                                           Page
                                                                        -----------
      Independent Auditors' Report                                      F-1

      Consolidated Balance Sheet                                        F-2

      Consolidated Statements of Income                                 F-3

      Consolidated Statement of Stockholders' Equity                    F-4

      Consolidated Statements of Cash Flows                             F-5

      Notes to Consolidated Financial Statements                        F-6 - F-10

UNAUDITED PRO FORMA FINANCIAL DATA - UNAUDITED

      Pro Forma financial data                                          F-11 - F-12

      Pro Forma Balance sheet                                           F-13

      Pro Forma Statement of Operations                                 F-14 - F-15

FINANCIAL STATEMENTS - MORRELL & GREENSTEIN PARTNERSHIP

                                                                        Page

      Independent Auditors' Report                                      F-16

      Consolidated Balance Sheets                                       F-17

      Consolidated Statements of Income and Retained Earnings           F-18

      Consolidated Statement of Partner's Capital                       F-19

      Consolidated Statements of Cash Flows                             F-20

      Notes to Consolidated Financial Statements                        F-21 - F-24

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Houston Operating Company
Round Lake, NY

      We have audited the accompanying consolidated balance sheet of Houston Operating Company as of December 31, 1998 and the related statement of income, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted the audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that the audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Houston Operating Company as of December 31, 1998 and the results of it's operation and its cash flows for the years ended December 31, 1998 and 1997 in conformity with generally accepted accounting principles.



/s/ OPPENHEIM & OSTRICK
----------------------------
OPPENHEIM & OSTRICK,
Certified Public Accountants


Culver City, California
February 26, 1999

                            HOUSTON OPERATING COMPANY
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1998

                                     ASSETS

Current Assets:
  Cash                                                                $   5,241
  Certificate of deposit - restricted                                    75,000
  Marketable securities                                                   4,841
  Accounts receivable, net                                              296,882
  Prepaid expenses                                                       30,000
                                                                      ---------
           Total current assets                                         411,964

Property & equipment (at cost)                                          492,265
  Less accumulated depreciation                                         (64,587)
                                                                      ---------
          Property and equipment, net                                   427,678

Other assets:
  Other assets                                                           25,561
                                                                      ---------
                                                                      $ 865,203
                                                                      =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                    $ 197,121
  Accrued expenses                                                        4,295
  Distribution payable                                                  125,000
  Income taxes payable                                                   28,200
  Deferred income taxes                                                  21,054
  Line of credit payable                                                 11,000
  Current portion of long-term debt                                      17,096
                                                                      ---------
          Total current liabilities                                     403,766

  Long-term liabilities:
  Long-term debt, less current maturities                                25,658
  Due to related company                                                350,000
          Total long-term liabilities                                   375,658
                                                                      ---------
          Total liabilities                                             779,424


 Stockholders' equity:
  Capital stock, $.001 par value, authorized 50,000,000
    shares, issued and outstanding 2,795,171 shares                       2,795
  Additional paid-in capital                                             38,850
  Retained earnings                                                      44,134
                                                                      ---------
          Total stockholders' equity                                     85,779
                                                                      ---------
                                                                      $ 865,203
                                                                      =========

                      See accompanying accountants' report

                            HOUSTON OPERATING COMPANY
                        CONSOLIDATED STATEMENT OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                            December 31,
                                                    ---------------------------
                                                       1998             1997
                                                      Amount           Amount
                                                    ----------      -----------
Sales                                               $3,409,171      $ 2,736,067
Cost of sales                                        2,837,625        2,080,256
                                                    ----------      -----------
Gross profit                                           571,546          655,811
Operating expenses                                     282,459          199,098
                                                    ----------      -----------
Operating income                                       289,087          456,713
Other income (expense)                                     678           (1,615)
                                                    ----------      -----------

Income before taxes                                    289,765          455,098
Income taxes                                            30,000           45,000
                                                    ----------      -----------
Net income                                          $  259,765      $   410,098
                                                    ==========      ===========

Pro Forma:
    Historical income before income taxes           $  289,765      $   455,098

    Less pro forma income taxes                        120,000          189,000
                                                    ----------      -----------
    Pro forma net income                            $  169,765      $   266,098
                                                    ==========      ===========

    Basic earnings per share                        $      .06      $       .10
                                                    ==========      ===========

    Weighted number of shares outstanding            2,795,171        2,795,171
                                                    ==========      ===========


                      See accompanying accountants' report

                          HOUSTON OPERATING COMPANY
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 31,1998 AND 1997

                                           Common Stock
                                     ------------------------       Paid-in      Retained
                                       Shares         Amounts       Capital      Earnings         Balance
                                     ----------       -------       -------      ---------       ---------
Balance, January 1, 1997                    200       $   500       $     0      $  31,988       $  32,488

Net income, year ended
December 31, 1997                             0             0             0        410,098         410,098

Subchapter S distribution,
shareholders' December 31, 1997               0             0             0       (219,844)       (219,844)
                                     ----------       -------       -------      ---------       ---------

Balance, December 31, 1997                  200           500             0        222,242         222,742

Acquisition by exchanging 88%
of shareholders' common stock              (200)         (500)            0              0            (500)
for 100% shareholders' common         2,795,171         2,795        38,850              0          41,645
stock of 35 Caroline Corp.                    0             0             0        (40,599)        (40,599)
(subsidiary))

Net income, year ended
December 31, 1998                             0             0             0        259,765         259,765

Subchapter S distribution,
December 31, 1998                             0             0             0       (397,274)       (397,274)
                                     ----------       -------       -------      ---------       ---------
Balance, December 31, 1998            2,795,171       $ 2,795       $38,850      $  44,134       $  85,779
                                     ==========       =======       =======      =========       =========

                      See accompanying accountants' report

                          HOUSTON OPERATING COMPANY
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                  December 31,
                                                           ---------------------------
                                                             1998              1997
                                                           ---------         ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                               $ 259,765         $ 410,098
  Non-cash expenses included in net income:
    Depreciation                                              25,912            31,903
  (Increase) decrease in:
    Accounts receivable                                       57,398          (222,890)
    Marketable securities                                     20,889                 0
    Prepaid expenses                                         (30,000)                0
    Other assets                                             (17,715)             (635)
  Increase (decrease) in:
    Accounts payable                                          99,855            86,722
    Distribution payable                                     125,000                 0
    Accrued expenses                                         (10,523)           (4,503)
    Income taxes payable                                       6,787            18,803
    Deferred taxes payable                                   (13,945)           21,033
                                                           ---------         ---------
       Net cash provided by operating activities             523,423           340,531
                                                           ---------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property & equipment                          (389,518)          (78,457)
  Purchase of marketable securities                                0           (25,729)
  Purchase of certificate of deposit                         (75,000)                0
                                                           ---------         ---------
          Net cash used by investing activities             (464,518)         (104,186)
                                                           ---------         ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from short-term borrowing- related party          316,360                 0
  Proceeds from credit line                                   11,000                 0
  Proceeds from (payments on) long-term borrowings            10,556           (16,456)
  Distribution to stockholders                              (397,274)         (219,844)
                                                           ---------         ---------
          Net cash used by financing activities              (59,358)         (236,300)
                                                           ---------         ---------
          Net increase (decrease) in cash                       (453)               45
          Cash, beginning of period                            5,694             5,649
                                                           ---------         ---------
          Cash, end of period                              $   5,241         $   5,694
                                                           =========         =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the periods for interest                $   3,461         $   3,308
                                                           =========         =========
  Cash paid during the periods for income taxes            $  37,158         $   5,164
                                                           =========         =========

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
  Acquisition transaction:
    Common stock                                           $   2,295         $       0
                                                           =========         =========
    Paid-in capital                                        $  38,850         $       0
                                                           =========         =========
    Retained earnings                                      $ (40,599)        $       0
                                                           =========         =========

                      See accompanying accountants' report

                            HOUSTON OPERATING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

(1)   General:

       On December 22, 1998, Houston Operating Company acquired 100% of the shareholders' common stock of 35 Caroline Corporation in exchange for 88% of its shareholders' common stock. Prior to the acquisition, Houston Operating Company had no operating income for the past three years and had no equity. There is an option for $75,000 to acquire another 2% common stock by Houston Operating Company that expires on April 15, 1999. The operating subsidiary, 35 Caroline Corporation, was incorporated on May 31, 1989, as a New York State Corporation.

(2) Summary of significant accounting policies:

       Principles of consolidation:

          The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany accounts have been eliminated.

       Use of estimates:

          Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

       Inventory valuation:

          Inventory is valued at the lower of cost (first-in, first-out) or market.

       Accounts receivable and allowance for doubtful accounts:
          The Company uses principally the aging method and management's analysis to calculate the allowance for doubtful accounts. As of December 31, 1998 and 1997, all accounts receivables are considered collectable.

       Property and equipment:
          Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is provided by various methods at rates calculated to amortize cost over the estimated useful lives of the respective assets or, as to leasehold improvements, the term of the related lease if less than the estimated service life. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are eliminated from the accounts and the resulting gains or losses are recorded. Repairs and maintenance expenditures, not anticipated to extend asset lives, are expenses as incurred.

       Investment securities:

          The Company adopted the provisions of Statement of Financial Accounting Standards No. 115-"Accounting For Certain Debt and Equity Securities" (SFAS 115). In accordance with this statement securities are classified as held-to-maturity, available-for-sale or trading.


                      See accompanying accountants' report

                            HOUSTON OPERATING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

(2) Summary of significant accounting policies (cont'd):

       Investment securities (cont'd):

           Unrealized holding gains and losses for trading securities are included in earnings. Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported, net of any income tax effect, as separate component of shareholders' equity. Realized gains and losses for securities classified as either available-for-sale or held-to-maturity are reported in earnings based on the adjusted cost of the specific security sold.

       Comprehensive income:

           Effective in the first quarter of fiscal 1999, the Company will adopt, if applicable, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") establishes standards for reporting and displaying of comprehensive income and its components in the Company's consolidated financial statements. Comprehensive income is defined in SFAS 130 as the change in equity (net assets) of a business enterprise during the period from transactions and other events and circumstances from nonowner sources. Total comprehensive income was the same as income from operating sources for years ended 1998 and 1997

        Recently issued accounting Standard:

           In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information: ("SFAS 131") which supersedes Statement of Financial Accounting Standards No. 14. This statement changes the way that publicly-held companies report information about operating segments as well as disclosures about products and services, geographic areas and major customers. Operating segments are defined as revenue-producing components of the enterprise, which are generally used internally for evaluating segment performance. SFAS 131 will be effective for the Company's year ending December 31, 1998 and will not affect the Company's financial position or results of operations.

        Income taxes:

           The Company elected to be taxed as an S corporation under the provisions of the Internal Revenue Service Code for federal income tax reporting. Under this provision, the Company is not liable for federal corporate income taxes on its taxable income. Accordingly, net operating loss carryback or carryforward is not allowed as a deduction. Instead, the Company's stockholders include their proportionate share of the Company's taxable income or loss in their individual income tax returns. However, the Company chose to be treated as a C corporation for state income tax reporting purposes.

           The Company filed its tax returns on a cash basis. As a result, there is a difference between book and taxable income, which creates temporary timing differences generating deferred tax benefits or credits. Starting January 1, 1999, the Company will file its tax returns on the accrual basis.

                      See accompanying accountants' report

                            HOUSTON OPERATING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

(2) Summary of significant accounting policies (cont'd):

       Income taxes (cont'd):

          The Company accounts for income taxes under the Statement of Financial Accounting Standards Board 109, Accounting for Income Taxes. The objective of Accounting for Income Taxes is to recognize the amount of current and deferred taxes payable (or refundable) at the date of the financial statements as a result of all events that have been recognized in the financial statements and as measured by the provisions of enacted tax laws. Income taxes currently payable are based on the taxable income for the year. A deferred tax asset or liability is calculated for tax consequences attributable to temporary differences that will result in net taxable amounts in future years. The differences relate primarily to depreciable assets (use of different depreciation methods and lives for financial statement and income tax purposes) and allowance for doubtful receivables deductible for financial statement purposes but not for income tax purposes.

(3) Business environment:

       The Company's primary business is the end-of-lease pick-up and transportation of leased vehicles. The Company has two concentration risks. The Company has one customer for 80% of its sales and another customer for 10% of its revenues. The Company's sales are derived in the northeast in primarily ten states including New England, New York and New Jersey.

(4) Marketable securities:

       Marketable securities are recorded at market. The securities consist primarily of stocks and publicly traded corporations allowable for resale.

(5) Property and equipment:

       Property and equipment consist of the following:

                                                           December 31,
                                                 ------------------------------
                                                   1998                 1997
                                                 ---------            ---------
    Land                                         $ 220,882            $       0
    Build                                          118,936                    0
    Leasehold improvements                          20,935                8,000
    Furniture & fixtures                            35,092               29,338
    Computer software                                8,505                8,505
    Trucks & trailers                               87,915               56,607
                                                 ---------            ---------
                                                   492,265              102,450
Less accumulated depreciation                      (64,587)             (38,655)
                                                 ---------            ---------
                                                 $ 427,678            $  63,795
                                                 =========            =========

       Depreciation expense for Houston Operating Company was $25,912 and $31,903 for the years ended December 31, 1998 and 1997 respectively.


                      See accompanying accountants' report

                            HOUSTON OPERATING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


(6) Long-term debt:

                                                            December 31,
                                                    ---------------------------
                                                      1998               1997
                                                    --------           --------
Automobile financing, secured by
the auto, payable in monthly
installments of $569 including
interest at 6.9% until June, 2001                   $ 15,633           $ 21,171

Automobile financing, secured by
the auto, payable in monthly
installments of $564 including
interest at 7.8% until October, 1999                   4,910             11,027

Automobile financing, secured by
the auto, payable in monthly
installments of $646 including
interest at 7.8% until March, 2002                    22,211                  0
                                                    --------           --------
                                                      42,754             32,198
Less current maturities                              (17,096)           (11,654)
                                                    --------           --------
                                                    $ 25,658           $ 20,544
                                                    ========           ========

       Maturities for the long-term debt are as follows:


              1999                                   $17,096
              2000                                    13,110
              2001                                    10,642
              2002                                     1,906
                                                     -------
                                                     $42,754
                                                     =======

(7) Income taxes:

        The deferred taxes result primarily from timing differences in income recognition from the use of the accrual basis of accounting for financial reporting purposes and the cash basis of accounting for tax purposes. Starting January 1, 1999, the Company will change its basis for tax purposes from cash to accrual.

        The provision for income taxes for the years ended December 31, 1998 and 1997, consists of the following:

               State tax expense                            December 31,
                                                    ----------------------------
                                                     1998                 1997
                                                    -------              -------

               Current                              $ 8,946              $23,067
               Deferred                              21,054               21,933
                                                    -------              -------
                                                    $30,000              $45,000
                                                    =======              =======


                      See accompanying accountants' report

                            HOUSTON OPERATING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

(8) Income taxes (cont'd):

       The pro forma provision for income taxes for the years ended December 31, 1998 and 1997 consist of the following:

                                                  December 31,
                                             -----------------------
                                               1998           1997
                                             --------       --------
            Current:
              Federal                        $ 45,900       $ 79,333
              State                             8,946         23,067
                                             --------       --------
                                               54,846        102,400
                                             --------       --------
            Deferred:
              Federal                          44,100         64,700
              State                            21,054         21,900
                                             --------       --------
                                               65,154         86,600
                                             --------       --------
              Total pro forma                $120,000       $189,000
                                             ========       ========

       The pro forma provision for income taxes for the years ended December 31, 1998 and 1997 differs from the amount computed by applying the federal statutory income tax rate to income before taxes as follows:

                                                      December 31,
                                                     --------------
                                                     1998      1997
                                                     ----      ----
            Total computed at federal
              statutory rate                         35.0%     35.0%
            State income taxes, net of
              federal effect                          6.5%      6.5%
                                                     ----      ----
                                                     41.5%     41.5%
                                                     ====      ====

(9) Related party transactions:

      The Company in 1996 and 1997 had related party receivables, which were transferred to stockholders' equity.

      The Company has a non-interest bearing loan from Folkstone (the President owns a percentage of stock.) In addition, the Company paid $8,665 and $1,476 in 1997 and 1996 respectively for equipment rental to a related party. The loan payable of $34,185 was offset by a miscellaneous receivable resulting a $17,000 loss. In 1998, all related party transactions ended.

      The Company paid rent in the amount of $12,000 for 1997.

      In December 1998, a related party entity took out a mortgage on its real estate and loaned the Company $350,000 to pay for its location to provide transport services to its customers. The Company will repay the related party over the next 15 years starting February 1999.


                      See accompanying accountants' report

                            HOUSTON OPERATING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

(10) Year 2000 contingency:

        The Company is aware of the issue associated with the programming code in existing computer systems as the year 2000 approaches. The year 2000 problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to "00". The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company is reviewing both its information technology and its non-information technology systems to determine whether they are year 2000 compliant, and to date the Company has not identified any material systems, which are not year 2000 compliant. The Company has not made a material expenditure to address the year 2000 problem and at present does not anticipate that it will be required to make any such material expenditure in the future.

        The Company has initiated formal communications with all significant suppliers and service providers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate the year 2000 problem. Although the Company has received verbal assurances of year 2000 compliance from certain of such third parties, the Company has not yet received written assurances of year 2000 compliance from third parties with whom it has relationships. The Company believes its operations will not be significantly disrupted even if third parties with whom the Company has relationships are not year 2000 compliant.

        In the event that the Company's suppliers are unable to provide sufficient quantities of materials or goods to the Company as a result of their failure to be year 2000 compliant, the Company believes that it can obtain adequate supplies of materials and goods at comparable prices from other sources.

(11) Commitments:

        The Company has operating leases. Minimum future payments under these leases for years ending December 31, are:

               1999                                                 $ 36,900
               2000                                                   30,900
               2001                                                   30,900
               2002                                                    3,540
               2003                                                   16,700
                                                                    --------
                                                                    $118,940
                                                                    ========

(12) Stockholder's equity:

         After the exchange of common stock on December 22, 1998 between 35 Caroline Corporation and Houston Operating Company, the former shareholders of 35 Caroline Corporation will own 88.4% of the outstanding common stock of Houston Operating Company.

                      See accompanying accountants' report

                            HOUSTON OPERATING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

(12)  Stockholder's equity (cont'd):

         The authorized capital of Houston Operating Company consists of 50,000,000 shares of $0.001 par common stock of which 2,795,171 shares are issued and outstanding, 5,000,000 shares of preferred stock, none of which is issued and outstanding.

         The former principal shareholder of Houston Operating Company has a put option to receive $75,000 which is in an escrow account in exchange for selling his remaining 41,928 shares of common stock to the Company.

         The put option transaction described earlier can be exercised at the seller's discretion collateralized by a $75,000 certificate of deposit by the Company which expires April 15, 1999.

         Following the completion of the stock purchase transaction, Houston Operating Company shall pay to the former majority stockholder $9,530 payable over a five year period in self-liquidating monthly installments, together with interest accruing at a rate of six (6) percent only if the above option is exercised.

(13) Subsequent event:

         The Company plans to acquire a related party entity, which is projected to increase profits, approximately $130,000 per year. The transaction is contingent upon receiving equity financing of $500,000 as partial funding against an initial public offering. The transaction is expected to be consummated in April 1999. The terms of the mandatory convertible preferred stock converted to common stock upon the consummation of receiving an additional 500,000 of common stock were not finalized at this time.

         If the transaction is completed, the 50% non-related party will receive 20% ownership interest in the Company from common stock owned by the other 50% owner in the related party entity (Morrell & Greenstein Partners). Mr. Morrell and his family will own 80% of the approximately 88% outstanding common stock shares and Mr. Greenstein will own 20% of the outstanding shares. The remaining shareholders will own 12% of the outstanding shares, however, if the option to purchase the remaining 41,928 shares of common stock, the common stock ownership will decrease to 10% of the outstanding shares.


                      See accompanying accountants' report

                            HOUSTON OPERATING COMPANY
                          UNAUDITED PRO FORMA CONDENSED
                             COMBINED FINANCIAL DATA

The following unaudited, pro forma, condensed, combined balance sheet has been prepared to present the combined financial position of Houston Operating Company as though the purchase of the partnership's capital interests had taken place on December 31, 1998.

The Company will purchase the partnership interests in the campground in exchange for common stock of the principal shareholder of the Houston Operating Company. As a result of the transaction, the ownership interest of the Company will gave 20% ownership to the 50% owner of the campground, the other 50% partner (principal shareholder of Houston Operating Company) will own with his family approximately 70% of the combined entities and approximately 10% will remain with old shareholders of the Houston Operating Company before the acquisition of 35 Caroline Corporation.

The purpose of the acquisition is to add income before taxes and equity of approximately $130,000 and $97,000 respectively. Sales for year ended December 31, 1998 were $415,000. The transaction will take place based on the above equity as of December 31, 1998. The transaction is contingent upon a proposed initial public offering of $1,000,000 of which $500,000 in convertible preferred stock will be issued prior to the IPO and will happen at the same time the partnership equity is exchanged for common stock as described above.

The balance sheet of the partnership after the exchange of common shares will be increased in equity for the land and building of the campground from a cost basis of $120,000 to $1,640,000 based on an appraisal by the bank using the income approach for the calendar years of 1995, 1996 and 1997. The updated estimate of value include all sales and recasted expenses for owners perks for 1998. The appraisal used an estimate value of $1,035,000 based on a 10.5% capitalization rate. In 1998, the income used was $410,000 instead of $393,000 or a $17,000 increase. For the previous three-year average operating expenses were adjusted by $44,000 for owners and managers perks. The resulting $61,000 times the capitalization rate of 10.5% adjusted the 1,035,000 value to the $1,640,000 estimate of value. The bank appraiser used comparable sales and income for the area in 1997 for the purpose of an appraisal for a $350,000 mortgage financing of the land and building of the partnership. The appraisal did not consider the building portion of the managers living quarters and office space.

The purpose of the pro forma adjustments is to reflect the change in capitalization of Morrell & Greenstein Partners to the capitalization of Houston Operating Company, with appropriate changes to earnings per share of the Company to reflect the acquisition of the campground (Morrell & Greenstein Partners).

The following unaudited, pro forma, condensed combined Statements of Operations for the twelve-month period ended December 31, 1998, as if the acquisition had taken place at December 31, 1998.

These unaudited pro forma condensed financial statements should be read in conjunction with the selected financial data and notes included elsewhere herein.

The following unaudited pro forma, condensed financial statements are not necessarily indicative of the results of combined operations that would have occurred had the acquisition been effective January 1, 1999 or the future results of the combined companies. All material non-recurring changes are fully disclosed in the pro forma financial statements.

                      See accompanying accountants' report

                            HOUSTON OPERATING COMPANY
                      CONDENSED PRO FORMA BALANCE SHEET
                              DECEMBER 31, 1998

                                                                     Omit $(000)

                                                              Pro Forma Adjustment
                                            M&G             -----------------------      Pro Forma
                             Houston    Partnership           DR               CR          Total
                             -------    -----------         ------           ------      ---------
Assets:
  Current assets               $411        $   48(1)        $  500           $    0        $  959
  Property & equipment          428           120(2)         1,520            2,068
  Other assets                   26           350             0(2)              350            26
                               ----        ------           ------           ------        ------
                               $865        $  518           $2,020           $  350        $3,053
                               ====        ======           ======           ======        ======

Liabilities:
  Current liabilities          $404        $   82           $    0           $    0        $  486
  Long-term liabilities         375           339(2)           350                0           364
                               ----        ------           ------           ------        ------
                                779           421              350              350           850
                               ----        ------           ------           ------        ------
Stockholders' equity:
  Common stock                    3             0                0                0             3
  Preferred stock                 0             0             0(1)              500           500
  Paid-in capital                39             0             0(2)            1,617         1,656
  Partner's equity                0            97(2)            97(2)             0             0
  Retained earnings              44             0                0                0            44
                               ----        ------           ------           ------        ------
                                 86            97               97            2,117         2,203
                               ----        ------           ------           ------        ------
                               $865        $  518           $2,467           $2,467        $3,053
                               ====        ======           ======           ======        ======

----------

(1)   Assumes convertible preferred stock issued for $500,000.

(2)   Combined elimination entries


                      See accompanying accountants' report

                            HOUSTON OPERATING COMPANY
                     CONDENSED PRO FORMA STATEMENT OF INCOME
                                DECEMBER 31, 1998

                                                                     Omit $(000)

                                                            Pro Forma Adjustment
                                               M&G          --------------------   Pro Forma
                               Houston     Partnership          DR        CR          Total
                              ----------   -----------      ---------   --------  ----------
Net sales                     $    3,409      $415                                $    3,824

Cost of sales                      2,838        54                                     2,892
                              ----------      ----                                ----------
Gross profit                         571       361                                       932
Operating expenses                   282       231                                       513
                              ----------      ----                                ----------
Operating income                     289       130                                       419

Pre-tax operating income
  taxes                               30         0                                        30
                              ----------      ----                                ----------
Net income                          $259      $130                                      $389
                              ==========      ====                                ==========

Pro forma:
  Historical pre-tax income   $      289      $130                                $      419

  Less pro forma income(1)           120(1)     52(2)                                    172
                              ----------      ----                                ----------
  Pro forma net income              $169      $ 78                                      $247
                              ==========      ====                                ==========
  Basic earnings per share                                                              $.09
                                                                                  ==========
  Number of weighted
  shares outstanding           2,795,171                                           2,795,171


(1) Based on converting an S Corporation and partnership taxable income into regular C Corporation provisions for income taxes.

(2) Houston Operating Company acquired 35 Caroline Corporation or December 22, 1998 and 35 Caroline Corporation - the wholly owned subsidiary will file its tax returns as an S corporation for fiscal year ended December 31, 1998.


                      See accompanying accountants' report

                           FINANCIAL STATEMENTS OF
                       MORRELL & GREENSTEIN PARTNERSHIP

                                                                           Page
                                                                        -----------
      Independent Auditors' Report                                      F-16

      Consolidated Balance Sheets                                       F-17

      Consolidated Statement of Income                                  F-18

      Statement of Partnership's Capital                                F-19

      Consolidated Statements of Cash Flows                             F-20

      Notes to Consolidated Financial Statements                        F-21 - F-24

                         INDEPENDENT AUDITORS' REPORT


To the Partners
Morrell & Greenstein Partners
Round Lake, NY


      We have audited the accompanying consolidated balance sheet of Morrell & Greenstein Partners as of December 31, 1998 and 1997 and the related statement of income, partners' capital and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted the audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that the audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Morrell & Greenstein Partners as of December 31, 1998 and 1997 and the results of it's operation and its cash flows for the years ended December 31, 1998 and 1997 in conformity with generally accepted accounting principles.




/s/ OPPENHEIM & OSTRICK
----------------------------
OPPENHEIM & OSTRICK,
Certified Public Accountants


Culver City, California
February 26, 1999

                        MORRELL & GREENSTEIN PARTNERS
                          CONSOLIDATED BALANCE SHEET
                          DECEMBER 31, 1998 AND 1997

                                    ASSETS

                                                          December 31,
                                                    ------------------------
                                                       1998           1997
                                                    ---------      ---------
   Current Assets:
     Cash                                           $  45,596      $  30,177
     Inventory                                          2,100          2,000
                                                    ---------      ---------

             Total current assets                      47,696         32,177

   Property, plant & equipment:
     Land                                             118,870        118,870
     Building                                         319,872        319,872
     Less accumulated depreciation                   (318,872)      (316,774)
                                                    ---------      ---------

              Net property, plant and equipment       119,870        121,968
                                                    ---------      ---------

   Other assets:
     Due from affiliated entity                             0         10,000
     Due from related party                           350,000              0
                                                    ---------      ---------

              Total assets                          $ 517,566      $ 164,145
                                                    =========      =========

                    LIABILITIES AND PARTNERSHIPS' CAPITAL

   Current liabilities:
     Accrued expenses                               $     402      $   6,010
     Deferred income                                   70,914         73,935
     Current portion of long-term debt                 10,785              0
                                                    ---------      ---------

               Total current liabilities               82,101         79,945

   Long-term liabilities:
     Mortgage payable                                 339,215              0
                                                    ---------      ---------

   Total liabilities                                  421,316         79,945
                                                    ---------      ---------

   Partnerships' capital:
     Partners' capital                                 96,250         84,200
                                                    ---------      ---------
                                                    $ 517,566      $ 164,145
                                                    =========      =========


                See accompanying notes to financial statements

                        MORRELL & GREENSTEIN PARTNERS
                       CONSOLIDATED STATEMENT OF INCOME
                FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                            December 31,
                                                    ----------------------------
                                                      1998               1997
                                                     Amount              Amount
                                                    --------            --------
Sales                                               $415,304            $392,559
Cost of sales                                         53,608              50,387
Operating expenses                                   231,646             220,368
                                                    --------            --------
Total cost and expenses                              285,254             270,755
Income from operations                               130,050             121,804

Pro Forma:

  Historical pre-tax income                         $130,050            $121,804

  Less pro forma income taxes                         52,000              49,000
                                                    --------            --------
  Pro forma net income                              $ 78,050            $ 72,804
                                                    ========            ========


                See accompanying notes to financial statements

                          MORRELL & GREENSTEIN PARTNERS
                       STATEMENT OF PARTNERSHIP'S CAPITAL
                           DECEMBER 31, 1998 AND 1997

                                                                       Capital
                                                                      ---------
Balance as of January 1, 1997                                         $  61,396
  Income                                                                121,804
  Draws                                                                 (99,000)
                                                                      ---------

Balance as of December 31, 1997                                          84,200
                                                                      ---------

  Income                                                                130,050
  Draws                                                                (118,000)
                                                                      ---------
Balance as of December 31, 1998                                       $  96,250
                                                                      =========


                See accompanying notes to financial statements

                              MORRELL & GREENSTEIN
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                 December 31,
                                                          ---------------------------
                                                            1998              1997
                                                          ---------         ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                              $ 130,050         $ 121,804
  Non-cash expenses included in net income:
    Depreciation                                              2,098             3,874
  (Increase) decrease in:
    Inventory                                                  (100)                0
    Due from affiliated entity                               10,000                 0
  Increase (decrease) in:
    Accrued expenses                                         (5,608)          (16,073)
    Deferred taxes payable                                   (3,021)            4,053
                                                          ---------         ---------

       Net cash provided by operating activities            133,419           113,658
                                                          ---------         ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Distribution payable - stockholders                      (118,000)          (99,000)
                                                          ---------         ---------

       Net cash used by financing activities               (118,000)          (99,000)
                                                          ---------         ---------

       Net increase in cash                                  15,419            14,658

          Cash, beginning of period                          30,177            15,519
                                                          ---------         ---------

          Cash, end of period                             $  47,596         $  30,177
                                                          =========         =========

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
  Due from related party                                  $(350,000)
                                                          =========

  Proceeds from long-term financing                       $ 350,000
                                                          =========


                 See accompanying notes to financial statements

                          MORRELL & GREENSTEIN PARTNERS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

(1) General:

       The Partnership is a recreational campground and is split into two entities. The operating income and expenses are reported as a C corporation. The Partnership charges rent to the C corporation for use of the real estate that is on the Partnership's books. The Campground was purchased in April 1975 and is located in Toms River, New Jersey near the Jersey shore. It has operated under the same ownership since 1975.

(2) Summary of significant accounting policies:

       Principles of consolidation:

          The consolidated financial statements include the accounts of the Company and a related party C corporation. All intercompany accounts have been eliminated. The financial statements have been consolidated to reflect the entire operation which reflects the revenues, net assets and equity as if the activities were under one reporting system.

       Use of estimates:

          Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

       Inventory valuation:

          Inventory is valued at the lower of cost (first-in, first-out) or market.

       Property and equipment:

          Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is provided by various methods at rates calculated to amortize cost over the estimated useful lives of the respective assets or, as to leasehold improvements, the term of the related lease if less that the estimated service life. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are eliminated from the accounts and the resulting gains or losses are recorded. Repairs and maintenance expenditures, not anticipated to extend asset lives, are expenses as incurred.

        Income taxes:

           The Company elected to be taxed as a Partnership under the provisions of the Internal Revenue Service Code for federal income tax reporting. Under this provision, the entity is not liable for federal corporate income taxes on its taxable income. Accordingly, net operating loss carryback or carryforward is not allowed as a deduction. Instead, the Partners include their proportionate share of the Company's taxable income or loss in their individual income tax returns.


                      See accompanying accountants' report

                          MORRELL & GREENSTEIN PARTNERS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

(3) Business environment:

       The Campground (Morrell & Greenstein Partners) is renting space to campers for a short specified visit. The Campground has 18 acres of camp sites and provides food and supplies, bath and shower, clothes washing and drying facilities in an approximately 6,000 square foot building that it owns. The primary season is from Memorial Day to Labor Day, however, they do receive advances for rental fees after Labor Day to reserve space during the summer months.

(4) Long-term debt - related party transaction:

                                                           December 31,
                                                     -----------------------
                                                       1998             1997
                                                     ---------          ----
         Realty in a realted party company
         payable in monthly installments
         of $3,500 including interest at
         8.8% until January, 2014                    $ 350,000          $  0
                                                     ---------          ----
                                                       350,000             0
          Less current maturities                      (10,785)           (0)
                                                     ---------          ----
                                                     $ 339,215          $  0
                                                     =========          ====

       Maturities for the long-term debt are as follows:

              1999                                                     $ 10,785
              2000                                                       12,792
              2001                                                       13,958
              2002                                                       15,231
              2003 and after                                            297,234
                                                                       --------
                                                                       $350,000
                                                                       ========

       The related party receivable is for $350,000. The Partnership has filed a UCC filing against the Houston Operating Company's real estate which was paid in cash from escrow from the loan proceeds on the campgrounds realty. The partners are planning to exchange their equity interest for shares of stock in the Houston Operating Company from the majority shareholder who also owns 50% of the campground partnership.


                      See accompanying accountants' report

                          MORRELL & GREENSTEIN PARTNERS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

(5) Income taxes:

         The pro forma provision for income taxes for the periods ended December 31, 1998 and 1997 consist of the following:

                                                        December 31,
                                                    ---------------------
                                                      1998         1997
                                                    --------     --------
              Current:
                Federal                             $ 43,000     $ 41,000
                State                                  9,000        8,000
                                                    --------     --------
              Total pro forma                       $ 52,000     $ 49,000
                                                    ========     ========

         The pro forma provision for income taxes for the year ended December 31, 1998 and the December 31, 1997 differs from the amount computed by applying the federal and state statutory income tax rate to income before taxes as follows:

                                                         December 31,
                                                     -------------------
                                                      1998         1997
                                                     ------       ------
              Total computed at federal
                statutory rate                         35.0%        35.0%
              State income taxes, net of
                federal effect                          6.5%         6.5%
              Surtax benefits                          (1.8)%       (1.0)%
                                                     ------       ------
                                                       39.7%        40.5%
                                                     ======       ======

(6) Year 2000 contingency:

         The Company is aware of the issue associated with the programming code in existing computer systems as the year 2000 approaches. The year 2000 problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to "00". The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company is reviewing both its information technology and its non-information technology systems to determine whether they are year 2000 complaint, and to date the Company has not identified any material systems, which are not year 2000 complaint. The Company has not made a material expenditure to address the year 2000 problem and at present does not anticipate that it will be required to make any such material expenditure in the future.

         The Company has initiated formal communications with all significant suppliers and service providers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate the year 2000 problem. Although the Company has received verbal assurances of year 2000 compliance from certain of such third parties, the Company has not yet received written assurances of year 2000 compliance from third parties with whom it has relationships. The Company believes its operations will not be significantly disrupted even if third parties with whom the Company has relationships are not year 2000 compliant.


                      See accompanying accountants' report

                          MORRELL & GREENSTEIN PARTNERS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

(7) Year 2000 contingency (cont'd):

         In the event that the Company's suppliers are unable to provide sufficient quantities of materials or goods to the Company as a result of their failure to be year 2000 compliant, the Company believes that it can obtain adequate supplies of materials and goods at comparable prices from other sources.

(8) Subsequent event:

         The Partnership will exchange its interest for common stock of the shareholder of Houston Operating Company, who owns the other 50% of the campground. The transaction is contingent upon receiving equity financing of $500,000 as partial funding against an initial public offering to fund the Houston Operating Company (the related party transactions). The transaction is expected to be consummated in April 1999.

         If the transaction is completed, the 50% non-related partner will receive 20% ownership interest in the Houston Operating Company from common stock owned by the other 50% partner in the related party entity.

                      See accompanying accountants' report

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Articles of Incorporation of the Company provide for indemnification to the full extent permitted by Delaware law of all persons it has the power to indemnify under Delaware law. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. The provisions of the Company"s Articles of Incorporation, which provides for indemnification may reduce the likelihood of derivative litigation against the Company"s directors and officers for breach of their fiduciary duties, even though such action, if successful, might otherwise benefit the Company and its stockholders.

                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

              Filing fee - Securities and Exchange Commission        $   278.00
              Fees and Expenses of Accountants and Legal Counsel     $25,000.00
              Printing fees                                          $ 5,000.00
              Miscellaneous                                          $ 1,000.00

                    Total                                            $31,278.00

                     RECENT SALES OF UNREGISTERED SECURITIES

      There have been no recent sales of unregistered securities of the Company.

                                INDEX TO EXHIBITS

  Exhibit No.                     Description of Exhibit
  -----------                     ----------------------
       3.1        Articles of Incorporation of Registrant

       3.2        Bylaws of the Registrant

       4.1*       Statement of Rights and Preferences

       5.1        Opinion regarding Legality

      10.1        Commercial Lease Agreement, dated May 2, 1997, between Robert
                  K. Curtis, as Lessor, and Richard W. Morrell, as Lessee, with regard to the business premises located in New York.

      10.2        Letter Lease Agreement, dated May 7, 1998, between Bridgeview
                  Management Company, Inc., as Lessor, and 35 Caroline
                  Corporation, as Lessee, with regard to the business premises located in Perth Amboy, New Jersey.

      10.3        Lease Agreement, dated May 18, 1997, between Village of Round
                  Lake, as Landlord, and 35 Caroline Corporation, as Tenant, with regard to the business premises located in Round Lake, New York.

      10.4        Promissory Note, dated January 13, 1999, between 35 Caroline
                  Corporation, as Borrower, and Allen Greenstein and Richard
                  Morrell, as Lender.

      10.5 Amended Stock Purchase Agreement, dated November 18, 1998, by and among 35 Caroline Corporation, Richard W. Morrell, and
                  Harvey V. Risien.

      11.1*       Statement re: computation of per share earnings.

      21.1        List of Subsidiaries of the Registrant.

      21.2        Articles of Incorporation of 35 Caroline Corporation.

      21.3        Bylaws of 35 Caroline Corporation

      23.1        Consent of Oppenheim & Ostrick, independent auditors.

      27*         Financial Data Schedule

---------

* To be filed by Amendment

                                  UNDERTAKINGS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Round Lake, state of New York, on April 1, 1999.

                                          HOUSTON OPERATING COMPANY
                                          a Delaware corporation

                                          By  /s/ RICHARD W. MORRELL
                                              ----------------------------------
                                              Richard W. Morrell, President

      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

                                          Director, President,
/s/ RICHARD W. MORRELL                    Chief Financial Officer       4/1/99
---------------------------               -----------------------       ------
    Richard W. Morrell                              Title                Date

/s/ DAMON J. MORRELL                      Director, Vice-President      4/1/99
---------------------------               -----------------------       ------
    Damon  J. Morrell                               Title                Date

/s/ SIMEON MORRELL                        Director, Vice-President      4/1/99
---------------------------               -----------------------       ------
    Simeon Morrell                                  Title                Date